Exhibit 28(h)(4)

INVESTMENT ACCOUNTING AGREEMENT

THIS AGREEMENT is made effective May 1, 2012, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the commonwealth of Massachusetts (“State Street”), and SECURIAN FUNDS TRUST, a statutory trust organized and existing under the laws of the State of Delaware ( “Fund”).

WITNESSETH:

WHEREAS, Fund desires to appoint State Street as its agent to perform certain investment company accounting and recordkeeping functions for the investment securities, other non-cash investment properties, and monies (the “Assets”) of the Fund’s investment portfolio or portfolios (each a “Portfolio”, and collectively the “Portfolios”) listed on Schedule A hereto, as it may be amended from time to time, incorporated herein by reference; and

WHEREAS, State Street is willing to accept such appointment on the terms and conditions hereinafter set forth; and

WHEREAS, Fund has retained Advantus Capital Management, Inc. (the “Investment Adviser”) to provide investment advisory services to the Fund;

NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

SECTION 1 APPOINTMENT OF AGENT. Fund hereby appoints State Street as its agent to perform certain investment company accounting and recordkeeping functions relating to portfolio transactions required of a duly registered investment company under Section 31(a) of the Investment Company Act of 1940, as amended, and the rules and regulations from time to time adopted thereunder (the “1940 Act”) and to calculate the net asset value of each share class of the Fund (a “Class”) in accordance with the provisions of Section 3 hereof.

SECTION 2 REPRESENTATIONS AND WARRANTIES

SECTION 2.1 FUND REPRESENTATIONS AND WARRANTIES. Fund hereby represents, warrants and acknowledges to State Street:

1)	That it is a trust duly organized and existing and in good standing under the laws of its state of organization, and that it is registered under the 1940 Act; and

2)	That it has the requisite power and authority under the Agreement and Declaration of Trust, Bylaws, or other governing documents of Fund (“governing documents”), and applicable law to enter into this Agreement; it has taken all requisite action necessary to appoint State Street as investment accounting and recordkeeping agent; this Agreement has been duly executed and delivered by Fund; and this Agreement constitutes a legal, valid and binding obligation of Fund, enforceable in accordance with its terms.

SECTION 2.2 STATE STREET REPRESENTATIONS AND WARRANTIES. State Street hereby represents, warrants and acknowledges to Fund:

1)	That it is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts; and

2)	That it has the requisite power and authority under applicable law, its charter and its bylaws to enter into and perform this Agreement; this Agreement has been duly executed and delivered by State Street; and this Agreement constitutes a legal, valid and binding obligation of State Street, enforceable in accordance with its terms.

SECTION 3 DUTIES AND RESPONSIBILITIES OF THE PARTIES

SECTION 3.1 DELIVERY OF ACCOUNTS AND RECORDS. Each Fund will turn over or cause to be turned over to State Street all accounts and records needed by State Street to perform its duties and responsibilities hereunder fully and properly. State Street shall assist Fund in determining the types of accounts and records needed by State Street to perform its duties and obligations hereunder. State Street may rely conclusively on the completeness and correctness of such accounts and records.

SECTION 3.2 ACCOUNTS AND RECORDS. State Street will prepare and maintain, under the direction of and as interpreted by Fund, Fund’s accountants and/or other advisors, in complete, accurate and current form such accounts and records: (1) as set forth on Schedule B hereof; (2) required to be maintained by each Fund with respect to portfolio transactions under Section 31(a) of the 1940 Act; (3) required as a basis for calculation of each Fund’s net asset value; and (4) as otherwise agreed upon by the parties. Fund will advise State Street in writing of all applicable record retention requirements, other than those set forth in the 1940 Act. State Street will preserve such accounts and records during the term of this Agreement in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. Fund will furnish, in writing or its electronic or digital equivalent, accurate and timely information needed by State Street to complete such accounts and records when such information is not readily available from generally accepted securities industry services or publications.

SECTION 3.3 ACCOUNTS AND RECORDS PROPERTY OF FUND. State Street acknowledges that all of the accounts and records maintained by State Street pursuant hereto are the property of Fund, and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. State Street will assist Fund’s independent auditors, or upon the prior written approval of Fund, or upon demand, any regulatory body, in any requested review of Fund’s accounts and records but Fund will reimburse State Street for all expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Fund of the necessary information or Proper Instructions, State Street will supply information from the books and records it maintains for Fund that Fund may reasonably request for tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as Fund and State Street may agree upon from time to time. At Fund’s expense at an hourly rate per State Street employee as agreed in the fee schedule referenced in Section 6 below, State Street will also provide reasonable assistance to Fund’s oversight personnel, and reasonable access to State Street’s offices by such personnel, for the purpose of auditing State Street’s performance of its duties hereunder, including the systems, disclosure controls and procedures implemented by State Street, but only as they relate to Fund.

SECTION 3.4 ADOPTION OF PROCEDURES. State Street and Fund may from time to time adopt such procedures as they agree upon, and State Street may conclusively assume that no procedure approved or directed by Fund, Fund’s accountants or other advisors conflicts with or violates any requirements of the governing documents, prospectus, any applicable law, rule or regulation, or any order, decree or agreement by which Fund may be bound. Fund will be responsible for notifying State Street of any changes in statutes, regulations, rules, requirements or Fund policies which may impact State Street responsibilities or procedures under this Agreement.

SECTION 3.5 VALUATION OF ASSETS. State Street will value the Assets in accordance with Fund’s Proper Instructions utilizing the information sources designated by Fund (“Pricing Sources”) from time to time on a Price Source and Methodology Authorization Matrix in the form attached as Schedule C.

SECTION 3.6 TRAINING. After execution of this Agreement, State Street shall provide initial training to Fund’s oversight personnel, at State Street’s expense with regard to the person(s) providing such training, on the use of State Street’s systems necessary to assist Fund to view its accounting records maintained by State Street. Such training shall be provided at Fund’s offices or such other location as the parties may agree. After execution of this Agreement and prior to its termination, upon request from Fund, State Street shall also provide a list of State Street’s internal training classes for State Street’s employees relating to investment accounting and industry knowledge, and shall provide reasonable access to such classes by Fund’s oversight personnel. State Street reserves the right to limit the number of Fund personnel who may enroll in any such class, and to prohibit participation by Fund personnel if their enrollment would bar participation by State Street employees. Fund shall bear all expenses related to the participation of Fund personnel in such classes.

SECTION 3.7 MAINTENANCE OF EQUIPMENT, PROCEDURES AND PROGRAMS. State Street agrees that it will maintain:

1)	Computer and other equipment necessary or appropriate to carry out its obligations under this Agreement;

2)	Commercially reasonable procedures and systems to safeguard from loss or damage attributable to fire, theft or any other cause the records and other data of the Fund; and

3)	A commercially reasonable business continuation program and disaster recovery plan.

Section 4 Proper Instructions. “proper instructions” means a writing signed or initialed by one or more of such persons as Fund shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if State Street reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. Fund shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices, provided that Fund and State Street agree to security procedures. Fund will deliver to State Street, on or prior to the date hereof and thereafter from time to time as changes therein are necessary, Proper Instructions naming one or more designated representatives to give Proper Instructions in the name and on behalf of Fund, which Proper Instructions may be received and accepted by State Street as conclusive evidence of the authority of any designated representative to act for Fund and may be considered to be in full force and effect until receipt by State Street of notice to the contrary. Unless such Proper Instructions delegating authority to any person to give Proper Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, State Street will be under no obligation to inquire into the right of such person, acting alone, to give any Proper Instructions whatsoever. If Fund fails to provide State Street any such Proper Instructions naming designated representatives, any instructions received by State Street from a person reasonably believed to be an appropriate representative of Fund will constitute valid Proper Instructions hereunder. The term “designated representative” may include Fund’s employees and agents, including investment managers and their employees. Fund will provide upon State Street’s request a certificate signed by an officer or designated representative of Fund, as conclusive proof of any fact or matter required to be ascertained from Fund hereunder. Fund will also provide State Street Proper Instructions with respect to any matter concerning this Agreement requested by State Street. If State Street reasonably believes that it could not prudently act according to the Proper Instructions, or the instruction or advice of Fund’s accountants or counsel, it may in its discretion, with notice to Fund, refrain from acting in accordance therewith.

SECTION 5 INDEMNIFICATION AND LIMITATION OF LIABILITY.

SECTION 5.1 LIMITATION OF LIABILITY OF STATE STREET. State Street shall be held to the standard of reasonable care in carrying out the provisions of this Agreement. However, State Street is not responsible or liable for, and Fund will indemnify State Street from and against, any and all costs, expenses, losses, damages, charges, reasonable counsel fees (including disbursements), payments and liabilities which may be asserted against or incurred by State Street or for which State Street may be held to be liable, arising out of or attributable to:

1)	State Street’s action or inaction pursuant hereto; provided that State Street’s action or inaction was not the result of its negligence or willful misconduct;

2)	State Street’s payment of money as requested by Fund, or the taking of any action that might make it or its nominee liable for payment of monies or in any other way; provided, however, that nothing herein obligates State Street to take any such action or expend its own monies except in its sole discretion;

3)	State Street’s action or inaction hereunder in accordance with any Proper Instruction, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed, including any Proper Instructions, communications, data or other information received by State Street by means of the Systems, as defined in the Remote Access Services Addendum, or any electronic system of communication;

4)	State Street’s action or inaction in good faith reliance on the advice or opinion of counsel with respect to questions or matters of law, which advice or opinion may be obtained by State Street from counsel for Fund at the expense of Fund, or from counsel for State Street at the expense of State Street, or on the Proper Instruction, advice or statements of any officer or employee of Fund, or Fund’s accountants or other authorized individuals;

5)	Any error, omission, inaccuracy or other deficiency in the Fund’s accounts and records or other information provided to State Street by or on behalf of Fund, including the accuracy of the prices quoted by the Pricing Sources, or the information supplied by Fund to value the Assets, or the failure of Fund to provide, or provide in a timely manner, any accounts, records, or information needed by State Street to perform its duties hereunder;

6)	Fund’s refusal or failure to comply with the terms hereof (including without limitation Fund’s failure to pay or reimburse State Street under Section 5 hereof if, after final adjudication, Fund is found liable to State Street), Fund’s negligence or willful misconduct, or the failure of any representation or warranty of Fund hereunder to be and remain true and correct in all respects at all times;

7)	Loss occasioned by the acts, omissions, defaults or insolvency of any broker, bank, trust company, securities system or any other person with whom State Street may deal in connection with the services provided under this Agreement.

SECTION 5.3 OTHER LIMITATIONS.

1)	Neither party shall be liable to the other for consequential, special or punitive damages; and

2)	State Street shall not be responsible or liable for the failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity’s reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.

SECTION 6 COMPENSATION. In consideration for its services hereunder, the Fund will pay to State Street the compensation set forth in the separate fee schedule described on Schedule D attached hereto, to be agreed to by the Fund and State Street from time to time, and, upon demand, reimbursement for State Street’s cash disbursements and reasonable out-of-pocket costs and expenses, incurred by State Street in connection with the performance of services hereunder.

SECTION 7 TERM AND TERMINATION.

SECTION 7.1 TERM. This Agreement shall remain in full force and effect for an initial term of three (3) years, and thereafter may be renewed for two successive one (1) year terms upon consent by both parties. Thereafter, this Agreement shall automatically continue in full force and effect for subsequent one (1) year terms unless either party terminates this Agreement.

SECTION 7.2 TERMINATION. This Agreement may be terminated without penalty in accordance with the following:

1)	Either party may terminate this Agreement at the end of the initial term or any subsequent term by providing written notice of termination to the other party at least one hundred eighty (180) days’ prior to the end of such term. Notwithstanding the preceding sentence, State Street agrees that it will not terminate this agreement at the end of the initial term solely due to economic considerations relating to the fee schedule agreed to by the parties.

2)	In addition, either party may terminate this Agreement at any time if any of the following events occur:

a)	In the case of a material breach of any obligation under this Agreement by the other party. The non-breaching party shall give written notice to the breaching party specifying the nature of the breach. If the breaching party fails to cure such breach within ninety (90) days after its receipt of written notice, or if such breach cannot be cured within ninety (90) days with reasonable efforts then within a reasonable time after receipt of such notice (provided, however, that the defaulting party promptly commences and diligently pursues efforts to cure), the non-breaching party shall have the right to terminate this Agreement by written notice to the breaching party specifying the date of termination, which shall be not less than ninety (90) days thereafter; or

b)	In the case of four (4) material breaches of any obligation or obligations under this Agreement by the other party during any consecutive twelve-month period, whether or not such breaches are cured as contemplated in Section 7.2(2)(a). The non-breaching party shall have the right to terminate this Agreement within thirty (30) days after the occurrence of the fourth material breach by written notice to the breaching party specifying the date of termination, which shall be not less than sixty (60) days thereafter; or

c)	The other party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due; or a trustee, receiver or liquidator of such other party or of any substantial part of its assets is appointed, and if appointed in a proceeding brought against such other party, such other party approves, consents to or acquiesces in such appointment, or such trustee, receiver or liquidator is not discharged within sixty (60) days; or any proceedings are commenced by or against such other party under any bankruptcy, reorganization, dissolution, liquidation or supervision law or statute of the United States government or any state government; or

d)	In the event Fund or a Portfolio is liquidated or agrees to merge with another management investment company or Portfolio and will not be the surviving entity. Fund shall be entitled to terminate this Agreement as to itself if Fund is the entity to be liquidated or merged, or as to such Portfolio if a Portfolio is to be liquidated or merged, upon one hundred eighty (180) days prior written notice to State Street. Termination of this Agreement with respect to any given Portfolio shall in no way affect the continued validity of this Agreement with respect to any other Portfolio; or

e)	Termination of the separate Administration Agreement between State Street and the Fund. Unless the parties agree otherwise, this Agreement shall terminate automatically upon the date that such Administration Agreement is terminated.

Neither party shall have any liability to the other party as a result of a termination of this Agreement pursuant to clause (a), (b), (c), (d) or (e) above or with respect to the unexpired portion of the then-current term of this Agreement, provided, however, that all rights, obligations and liabilities arising or accruing under this Agreement prior to the effective date of termination shall survive such termination.

Upon termination hereof:

1)	The Fund will pay State Street its fees and compensation due hereunder and its reimbursable disbursements, costs and expenses paid or incurred to such date;

2)	The Fund will designate a successor (which may be Fund) by Proper Instruction to State Street; and

3)	State Street will, upon payment of all sums due to State Street from the Fund hereunder or otherwise, deliver all accounts and records and other properties of Fund to the successor, or, if none, to the Fund, at State Street’s office. Records maintained in electronic form on State Street’s systems shall be delivered in machine readable form.

In the event that accounts, records or other properties remain in the possession of State Street after the date of termination hereof for any reason other than State Street’s failure to deliver the same, State Street is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by the Fund within thirty (30) days after written demand.

SECTION 8 GENERAL

SECTION 8.1 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation hereof, State Street and Fund may from time to time agree on such provisions interpretive of or in addition to the provisions hereof as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by both parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 8.2 ADDITIONAL PORTFOLIOS. In the event that Fund establishes one or more additional Portfolios, or the Investment Adviser wishes to add one or more additional open-end management investment companies (“New Fund”), with respect to which it desires to have State Street render investment company accounting services under the terms hereof, Fund, or the Investment Adviser in the case of a New Fund, shall so notify State Street in writing. Upon written acceptance by State Street, such Portfolio or New Fund shall become subject to the provisions of this Agreement to the same extent as the existing Fund and Portfolios, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Fund and its Portfolios) may be modified with respect to each additional Portfolio or New Fund in writing by the Fund and State Street at the time of the addition of the Portfolio or New Fund. State Street agrees that it will accept additional Portfolios or New Funds provided that (1) the types of securities held by such Portfolios or New Funds, and (2) the services to be provided by State Street hereunder, are substantially the same as the types of securities and services relating to the existing Portfolios and Fund.

SECTION 8.3 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

SECTION 8.4 NOTICES. Any notice, instruction or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed telecopy, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

To Fund: SECURIAN FUNDS TRUST 400 Robert Street North St. Paul, Minnesota 55101-2098 Attention: Gary Kleist, Vice President and Treasurer Telephone: (651) 665-5409 Telecopy: (651) 223-5029	To State Street: STATE STREET BANK AND TRUST COMPANY 801 Pennsylvania Avenue Kansas City, MO 64105 Attention: Senior Vice President, Insurance Services Telephone: 816-871-4100 Telecopy: 816-871-9012

SECTION 8.5 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

SECTION 8.6 REMOTE ACCESS SERVICES ADDENDUM. State Street and Fund agree to be bound by the terms of the Remote Access Services Addendum attached as Schedule E hereto.

SECTION 8.7 ASSIGNMENT. Except as otherwise set forth herein, this Agreement may not be assigned by either party without the written consent of the other, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with State Street. State Street shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided that State Street shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though State Street performed such duties itself, and further provided that State Street provides prior notice of such sub-contract to Fund.

SECTION 8.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

SECTION 8.9 SEVERABILITY. If any provision in this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

SECTION 8.10 EACH PORTFOLIO A SEPARATE PARTY. Each Portfolio will be regarded for all purposes hereunder as a separate party apart from each other Portfolio. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Portfolio is deemed to relate solely to the particular Portfolio to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Portfolio constitute a right, obligation or remedy applicable to any other Portfolio. The use of this single document to memorialize the separate agreement as to each Portfolio is understood to be for clerical convenience only and will not constitute any basis for joining the Portfolios for any reason.

SECTION 8.11 ENTIRE AGREEMENT. This Agreement and the attached Schedules contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

SECTION 8.12 WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

SECTION 8.13 AMENDMENT. This Agreement may be modified or amended from time to time by mutual written agreement signed by the parties hereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

SECURIAN FUNDS TRUST	STATE STREET BANK AND TRUST COMPANY

By:	By:
Name:	Name:
Title:	Title:

Schedule A

Portfolios

Advantus Bond Fund

Advantus Money Market Fund

Advantus Mortgage Securities Fund

Advantus Index 500 Fund

Advantus International Bond Fund

Advantus Index 400 Mid-Cap Fund

Advantus Real Estate Securities Fund

Schedule B

Services

Securian Funds Trust Portfolios

Fund Accounting Services Provided by State Street:

Function	Frequency
Pricing
Reconcile and resolve evening NAVs	Daily
Send security prices to Advantus	Daily
Determine, correct and report material NAV errors	Daily
Determine and report immaterial NAV errors	Daily
Determine daily ordinary distributions	Daily
Declare and pay daily ordinary distributions	Monthly
Declare and pay periodic ordinary distributions	Quarterly
Declare and pay periodic capital gain distributions	Annually
Reconcile and resolve cash balance (report negative cash)	Daily
Shareholder/Contract Holder Accounting
Receive shareholder activity – Securian Funds Trust Portfolios	Daily
Post shareholder activity – Securian Funds Trust Portfolios	Daily
Reconcile shareholder activity to accounting system(s)	Daily
Securities Accounting
Determine and send cash available balances to Advantus – This will be used to verify the information Advantus has already prepared	Daily
Process income/amortization transactions	Daily
Reconcile and resolve past due receivables/payables	Weekly
Reconcile and resolve securities held with custodian	Daily/Monthly
Send security file to asset manager and sub-advisors	Daily
Cancel/correct trades	Daily as required
Reconcile capital changes with investment manager	As required
Account for securities lending program	Monthly
Reconcile account balances to general ledger	Monthly
Expense Accounting
Post expenses and expense reimbursements per agreed upon calculations	Daily
Paying and posting of expenses	As invoices are received
Reconcile expenses	Monthly
New Product Implementation
Setup new products on system	As required
Compliance Reporting
Provide accounting data required by Securian to complete compliance reporting	Daily
General
Provide business continuation information	As required
Complete record retention as agreed upon	As required
Provide access to Securian data	As required
Provide all data requested by Securian Life to update internal data bases	As required

Accounting Services Completed by Minnesota Life:

Function	Frequency
Securities Accounting
Determine cash availability	Daily
Wire money per vendor instructions	Daily
Trade Affirmation	Daily
Reconcile securities held with vendor	Daily

Schedule C

Price Source and Methodology Authorization Matrix

PRICE SOURCE AND METHODOLOGY AUTHORIZATION MATRIX Daily Valuation: Mutual Funds and Insurance (NAVigator; PAM® for Mutual Funds)

Instructions: Please indicate the primary, secondary and tertiary source to be used by State Street in calculating market value of investment for each legal entity in the Client Relationship identified below. If the security type is not held (or, in the case of a mutual fund, not allowed by the fund prospectus), please indicate N/A. NOTE: If an Investment Manager is a Pricing Source, please specify explicitly. If the Client has more than one account or portfolio, each will be priced in accordance with the instructions given below unless otherwise indicated. If the accounting platform used for the Client is the Global Horizon® System, then State Street performs a Data Quality review process as specified in the Sources Status Pricing Matrix on the NAVigator Pricing System which specifies pricing tolerance thresholds, index and price aging details. The Sources Status Pricing Matrix will be provided for your information and review. In the absence of an Instruction to the contrary, State Street shall be entitled to rely on the Instructions contained in this Price Source and Methodology Authorization Matrix for each additional legal entity within the client relationship to whom State Street provides pricing services from time to time.

Security Type	Primary Source	Secondary Source	Tertiary Source	Pricing Logic	Pricing Default Logic	Valuation Point

EQUITIES

U. S. Listed Equities (NYSE,AMEX)	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

U.S. OTC Equities (Nasdaq)	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

Foreign Equities	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

Listed ADR’s	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

FIXED INCOME

Municipal Bonds	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

US Bonds (Treasuries, MBS, ABS, Corporates)	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

Eurobonds/Foreign Bonds	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

OTHER ASSETS

Options	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

Futures	Bloomberg	Advantus Capital Management	N/A	Close	N/A	Market Close

Non – Listed ADR’s	FT Interactive Data (FTID)	Advantus Capital Management	N/A	N/A	N/A - Supplied to FTID by Advantus	N/A - Supplied to FTID by Advantus

EXCHANGE RATES

	Reuters	N/A	N/A	London Close	N/A	London Close

FORWARD POINTS

	Reuters	N/A	N/A	London Close	N/A	London Close

CLIENT RELATIONSHIP: SECURIAN FUNDS TRUST	STATE STREET BANK AND TRUST COMPANY

Legal Entity (if more than one, please list on page 2)

AUTHORIZED BY: Authorized Officer	ACCEPTED: Vice President

EFFECTIVE DATE: 05/01/2012(supersedes prior matrices)

AUTHORIZATION MATRIX Daily Valuation: Mutual Funds and Insurance (NAVigator; PAM® for Mutual Funds)

LIST OF LEGAL ENTITIES IN THE CLIENT RELATIONSHIP

LEGAL ENTITY	NAME OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1	SIGNATURE OF AUTHORIZED SIGNER IF DIFFERENT THAN PAGE 1
N/A

Explanation of Fields

Client:	Indicate the legal entity name of the Client. If there are multiple legal entities for one client relationship, please list each Legal Entity on p. 2. If a single legal entity encompasses multiple portfolios/accounts/series, any of which are to be priced differently, please so indicate.

Primary Source:	Indicate the primary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.

Secondary Source:	Indicate the secondary source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.

Tertiary Source:	Indicate the tertiary (3rd level) source for prices for the security type. If an Investment Manager is a pricing source, please specify explicitly.

Pricing Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc.

Pricing Default Logic:	Indicate the price type to be referenced for the security type: Ask, Bid, Close, Evaluated Mean, Last Sale, amortized cost, etc. in the instance where the preferred price type is not available

Valuation Point:	Indicate time of day: Market Close, End of Day, specific time and time zone.

Authorized By:	Provide the signature of the person authorizing the completion of the Price Source Authorization. If multiple legal entities are listed on p. 2, please provide the signature of an authorized person in each case, if necessary.

Date:	Indicate the date the Price Source Authorization was completed

2

Schedule D

Fee Schedule

SCHEDULE D

STATE STREET BANK AND TRUST COMPANY

SECURIAN FUNDS TRUST

FUND ACCOUNTING AND FUND ADMINISTRATION

FEE SCHEDULE

AS OF MAY 1, 2012

This Fee Schedule is for services (the “Services”) provided by State Street Bank and Trust Company or its affiliates (“State Street”) to the Funds (as defined below) pursuant to that certain (a) Investment Accounting Services Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Fund Accounting Agreement”), (b) Administration Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Administration Agreement” and (c) Money Market Services Agreement by and between State Street and the Fund dated as of May 1, 2012, (the “Money Market Services Agreement” and together with the Custody Agreement and the Administration Agreement, the “Agreements,” all as may be amended, supplemented, restated or otherwise modified from time to time). This fee schedule shall apply to all funds, portfolios or accounts that may be party or subject to the Agreements from time to time (each a “Fund” and collectively, the “Funds”).

I. ACCOUNTING AND ADMINISTRATION SERVICES

For the provision of fund accounting and administration services pursuant to the Investment Accounting and Administration Agreements, State Street shall be entitled to the fees set forth below. The Accounting and Administration fee will be billed monthly in arrears and is equal to the greater of the Basis Point Fee or the Minimum Monthly Fee. The Basis Point Fee will be calculated by multiplying the average daily net assets of all Funds by the basis point fees shown in the table below. The Minimum Monthly Fee will be calculated by multiplying the Minimum Monthly Fee per Fund by the number of Funds to arrive at the total minimum fee. This amount does not include out-of-pocket expenses or any other fees, charges or expenses specifically identified in this fee schedule.

Accounting and Administration Fee

Bond Portfolios	Annual Fees Per Fund or Portfolio*
First $300 Million	4.0 BP
Next $300 Million	3.0 BP
Excess of $600 Million	2.0 BP

Equity Index Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

Government Bond Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

International Portfolios
First $300 Million	4.5 BP
Next $300 Million	3.5 BP
Excess of $600 Million	2.5 BP

Money Market Portfolios
First $300 Million	3.0 BP
Next $300 Million	2.5 BP
Excess of $600 Million	2.0 BP

Mortgage Security Portfolios
First $300 Million	3.5 BP
Next $300 Million	3.0 BP
Excess of $600 Million	2.5 BP

Real Estate Portfolios
First $300 Million	2.0 BP
Next $300 Million	1.5 BP
Excess of $600 Million	1.0 BP

Minimum Fee (per Fund)
Minimum Monthly Asset Charge per portfolioFee per Fund	$3,500

Monthly Base Fee per portfolio	$400
Classes, each additional/month	$350
*	All break points will be calculated on an individual per fund basis

Over-the-Counter (“OTC”) Traded Derivatives	See [Appendices 1 and 2]**

– Bi-Lateral	See Attached Rate Card
– Cleared	See Attached Rate Card

Valuation Fee

Security Type:	Monthly Quote Charge
Municipal Bonds	$8
Corporate, Municipal, Convertible, Government Bonds and Adjustable Rate Preferred Stocks	$8
Government, Corporate Bonds	$8
Government, Corporate and Convertible Bonds via Merrill Lynch	$8
Foreign Bonds	$13
Options, Futures and Private Placements	$6
Listed Equities excluding International and OTC Equities	$5
International Equities	$13
CMO’s and ABS’s	$40

For billing purposes, the total monthly quote charge will be based on the number of CUSIPS multiplied by the monthly quote charge. If Advantus Funds would prefer to use its fee schedule with FT Interactive Data, State Street would use those costs.

Total Return Calculation	$70 per month per return

NQ Financial Reporting

Below are eight (8) funds that require N-Q filings with the SEC in respect to their first and third fiscal quarters. Any additional funds added will be charged based upon the investment and trading characteristics of the fund

7 Funds of Securian Funds Trust		Per Portfolio Fee
Bond	811-04279	4893
Money Market	811-04279	3605
Mortgage Securities	811-04279	4893
Index 500	811-04279	5150
International Bond	811-04279	5150
Index 400 Mid-Cap	811-04279	5150
Real Estate Securities	811-04279	4120
Quarterly Total		32,961
Annualized Total		65,922

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II. FUND ADMINISTRATION MONEY MARKET SERVICES

For the provision of money market services provided pursuant to the Money Market Services Agreement, State Street shall be entitled to the fees set forth below. Terms set forth herein and not otherwise defined shall have the meanings ascribed to them in the Money Market Services Agreement.

Operations Fees	Per Portfolio
Prepare monthly stress test reporting	$12,000 Annually
Prepare monthly report of portfolio holdings statements to assist in posting portfolio information to the Fund’s websites	$12,000 Annually
Prapare the new Form N-MFP for SEC filing on a monthly basis	$9,000 Annually

III. ADDITIONAL SERVICES

Additional special activities of a non-recurring nature such as fund consolidations or reorganizations, extraordinary security shipments and the preparation of special reports will be subject to negotiation. There will be a fee of $200 per hour for customized programming or customized transmissions. Fees for other special items will be negotiated separately.

Significant regulatory changes, significant legal changes or changes in the Funds’ service elections or status may, as a result of such changes, necessitate additional services, processing or reports. In these instances, if State Street elects to provide such services or arrange for their provision, State Street shall be entitled to additional fees and expenses as negotiated with the Funds.

IV. STATE STREET COMPLIANCE 38

Annual Fees

Compliance Reporting –Securian Funds Trust	$618 per Fund

•	Copies of procedures and controls (revisions to be provided periodically) at the summary and detail level.

•	Annual Certification of procedures and controls by State Street

•	CCO forums and workshops

3rd Party audit review	Reimbursable as Out of Pocket

Board Reporting (travel expenses)	Reimbursable as Out of Pocket

V. REIMBURSABLE EXPENSES

Reimbursable expenses will be passed on to Securian Funds Trust. A billing for the recovery of applicable reimbursable expenses will be made as of the end of each month. Reimbursable expenses include, but are not limited to the following:

•    Pricing, including research and verification of prices

•    Overnight mailings

•    SSAE 16

•    NAIC charges

•    Connection charges

•    Communications/equipment costs (telephone, lease lines, etc.)

•    Postage and insurance

•    Courier service

•    Duplicating

•    Non-recurring legal fees

•    Third-party internal control review letter

•    Subcustodian out-of-pocket charges (market fees, registration fees, stamp duties, etc.)

•    SWIFT charges

•    Travel and lodging for Board meetings if attendance is required

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VI. CONFIDENTIALITY

This fee schedule is the confidential information of the parties and shall not be disclosed to any third party without the prior written consent of the other parties.

VII. TERM

The term of this Fee Schedule shall commence on May 1, 2012 extending through December 31, 2014. This Fee Schedule will automatically renew for successive 1-year terms unless written notice of non-renewal is delivered by either party as set forth in the Agreements.

This Fee Schedule is provided by State Street upon the assumptions, and information provided by Securian Funds Trust including, but not limited to, the expectation that the total combined number of funds and assets shall be 7 funds with approximately $1.5 billion in assets. In the event that these assumptions are not met, the parties hereto agree to negotiate a revised fee schedule in good faith.

The fees and charges herein are based upon, among other things, existing (a) service elections and (b) market and regulatory conditions, and State Street reserves its right to amend its fees and charges herein in the event of changes to the existing service elections and market and regulatory conditions.

The above fees will be charged and are payable monthly. Any fees or reimbursable expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by State Street.

VIII. SIGNATURES

STATE STREET BANK AND TRUST COMPANY

By:
NAME:	Michael f.Rogers
TITLE:	Executive Vice President

SECURIAN FUNDS TRUST

BY:
NAME:
TITLE:

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Appendix 1

OTC PROCESSING RATES—BILATERAL

Basic Standard Services:

Category	Driver	Services Included	Frequency of Charge	Rate
Transaction Charge	➢ Number of transactions (low complexity instruments)	➢ Trade processing (new trades, novations and terminations), and ➢ Payment Services (settlement of upfront and periodic payments)	➢ Charge per event per position per fund	$64

	➢ Number of transactions (high complexity instruments)	➢	➢	$96

Monthly Instrument Charge	➢ Number of positions (low complexity instruments)	➢ Pricing, and ➢ Corporate action and event monitoring	➢ Monthly charge per position per fund	$32

	➢ Number of positions (high complexity instruments)	➢	➢	$48

Value Added Services:

Category	Components	Frequency of Charge	Additional Rates
Transaction Management	➢ Manual trade capture	➢ Charge per position captured or amended	➢ $20
Cash Management	➢ Calculation	➢ Charge per event per allocated position	➢ $10
Valuation	➢ Notification ➢ Independent valuation ➢ Multiple source validation ➢ Valuation reconciliation	➢ Monthly charge per allocated position	➢ $10
Reconciliation	➢ Trade reconciliation	➢ Monthly charge per allocated position	➢ $5
Document Management	➢ Document collection ➢ Scan and store documents ➢ Provide document access	➢ Monthly charge per allocated position	➢ $10
Information Delivery	• Non-standard reporting	➢ Monthly charge per customized report	➢ TBD
Collateral Adequacy Testing	• CSA term tracking • Collateral call execution	➢ Annual fee per agreement ➢ Annual fee on COM ➢ Per transaction	➢ $3,000 ➢ 1.25bp ➢ $30
Additional Services	• Risk management	➢ Annual charge per fund	➢ $1.5K-$f9K
	• Performance & Analytics	➢ TBD	➢ TBD
	• Compliance	➢ Annual charge per fund	➢ $1K-$3K

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Global Services – Back Office

Cleared Derivatives Rate Card

STANDARD CLEARED DERIVATIVES SERVICES
Category	Driver	Services Included	Frequency of Charge	Standard Rates
Transaction Charge	➢ Number of automated	➢ Transaction processed (e.g., trade capture,	➢ Charge per transaction per	$25
	➢ Number of manual	➢ Transaction processed (e.g., trade capture,	➢ Charge per transaction per	$50
Cash Payments	➢ Number of payments	➢ Settlement of upfront, periodic payments	➢ Per payment	Current agreed
Maintenance Charge	➢ Number of allocated positions	➢ Calculation of variation margin ➢ Valuation from exchange and Futures Commission Merchant (FCM)	➢ Monthly charge per allocated position ➢ NOTE: For funds with less than 10	$48

ADDITIONAL SERVICES
Category	Driver	Components	Frequency of Charge	Add’l Rates
Additional FCMs Per Fund	➢ Number of FCMs	➢ Per additional FCM per fund	➢ Monthly charge per fund	$100
Information Delivery	➢ Per request	➢ Non-standard reporting	➢ Monthly charge per customized report	TBD by request
Consulting Support for Transition to Central Clearing	➢ Per person per hour	➢ Dependent on level of staff support provided (as mutually agreed)	➢ Hourly rate	➢ $75 Assoc ➢ $100 Sr.. Assoc ➢ $140 Officer ➢ $200

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Appendix 2

Categorization Examples of High and Low Complexity

Low Complexity:	High Complexity:

➢ Interest Rate Swaps (IRS) • Amortizing • Cancelable • Vanilla • Zero Coupon • OIS • FRA • IR Option	➢ Interest Rate Swaps (IRS) • Swaption • Inflation • Inflation Zero Coupon • Cross Currency • NDF • NDF Coupon • Balance Guaranteed • CMM FRA • Spread Lock • Basis • Bullet Pay

➢ Credit Default Swaps (CDS) • Single Name Corporate/Sovereigns • Index	➢ Cap, Floor, FX, and Credit Default Swaps (CDS) • Basket • Tranche • ABS • CMBS • LCDS • CDO

➢ Equity Derivative ➢ Return Swap ➢ Commodity Swap ➢ CFD

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Schedule E

Remote Access Services Addendum

To Investment Accounting Agreement by and between State Street Bank and Trust Company and

Securian Funds Trust, dated May 1, 2012

State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”) has developed and/or utilizes proprietary or third-partyaccounting and other systems in conjunction with the services that State Street provides to you. In this regard, we maintain certain information in databases under our control and/or ownership that we make available to our customers (the “Remote Access Services”).

The Services. State Street agrees to provide you, the Customer, and your designated investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third-party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures. You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third-party vendors for use of the Systems and access to the Remote Access Services. You are responsible for any use and/or misuse of the Systems and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the Systems or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the Systems and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access to the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees. Fees and charges (if any) for the use of the Systems and the Remote Access Services and related payment terms shall be as set forth in the fee schedule in effect from time to time between the parties (the “Fee Schedule”). You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Proprietary Information/Injunctive Relief. The Systems and Remote Access Services and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, know-how, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the Systems and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third-party vendors related thereto are the exclusive, valuable and confidential property of State Street and its relevant licensors and third-party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the Systems for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the Systems or the Remote Access Services, (ii) sell, rent, license or otherwise use the

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Systems or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the Systems or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the Systems or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our Customer.

You agree that neither you nor your Authorized Designees will modify the Systems in any way, enhance, copy or otherwise create derivative works based upon the Systems, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the Systems.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third-party licensors and vendors inadequately compensable in damages at law, and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties. State Street represents and warrants that it is the owner of and has the right to grant access to the Systems and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third-party sources, and data and pricing information obtained from third parties, the Systems and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third-party vendors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the Systems or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD-PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement. State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.

Termination. Either party may terminate this Addendum (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to you or thirty (30) days’ notice in the case of notice from you to State Street of termination, or (ii)

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immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination. This Addendum shall in any event terminated within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third-party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third-party System. In the event of termination, you will return to State Street all copies of documentation in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous. This Addendum constitutes our entire understanding with respect to access to the Systems and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

By your execution of this Addendum, you: (a) confirm to State Street that you inform all Authorized Designees of the terms of this Addendum; (b) accept responsibility for your and your Authorized Designees’ compliance with the terms of this Addendum; and (c) indemnify and hold State Street harmless from and against any and all costs, expenses, losses, damages, charges, counsel fees, payments and liabilities arising from any failure of you or any of your Authorized Designees to abide by the terms of this Addendum.

CONFIRMED AND AGREED:

SECURIAN FUNDS TRUST

By:

Name:

Title:

Date:

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